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AWARD AGREEMENT

THIS AGREEMENT IS BETWEEN

1.
NewAmsterdam Pharma Company N.V., a public company with limited liability, having its corporate seat in Naarden (address: Gooimeer 2-35, 1411 DC Naarden, trade register number: 86649051) (the “Company”); and

2.
[name] (the “Participant”).

NOW HEREBY AGREE AS FOLLOWS

1.1
Capitalised terms used herein have the meanings ascribed thereto in the Company’s long-term incentive plan (the “Plan”).

1.2
In the event of a conflict among the provisions of the Plan, this agreement and/or any descriptive materials concerning the Award governed by this agreement provided to the Participant, the provisions of the Plan will prevail.

1.3
The Participant has been granted an Award on the terms and subject to the conditions set out in the Plan and below:

Form of Award	:	[number] Options
Grant Date	:	[Date] (the “Grant Date”)
Vesting Start Date	:	[Date]
Type of Award	:	[Incentive Stock Option]/[Nonstatutory Stock Option]
Exercise Price	:	USD [number] per Option
Automatic settlement	:	No, exercised at the option of the Participant
Expiration Date	:	10 years from the Grant Date
Performance-based	:	No
Vesting schedule	:

[The first 25%, rounded up to the nearest whole number, vesting on the first anniversary of the Vesting Start Date and the remaining vesting 1/36 per month thereafter for three years (in equal instalments for 36 months, rounded up to the nearest whole number for the first 35 months, and the remaining for the 36th month)].

Good Leaver	:	As per the terms of the Plan.
Acceleration	:	The vesting of this Award may be subject to acceleration in accordance with the terms of any binding agreement or letter

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by and among the Company or one of its affiliates and the Participant.
Post-Termination Exercise Period	:

In case of the Participant becoming a Good Leaver, all vested Options that have not yet been exercised or settled must be exercised or settled in accordance with their terms within three months after the Participant became a Good Leaver. After this three month period (or, if earlier, upon the expiry of the expiration date), these vested Options will lapse automatically without any consideration becoming due, unless otherwise determined by the Board, upon proposal of the Committee. Notwithstanding the foregoing, in the case of the Participant’s death or Disability (as defined below), all vested Options that have not yet been exercised or settled must be exercised or settled in accordance with their terms within twelve months after the date of such Participant’s death or Disability. After this twelve month period (or, if earlier, upon the expiry of the expiration date), these vested Options will lapse automatically without any consideration becoming due, unless otherwise determined by the Board, upon proposal of the Committee.

In the case of a Participant becoming a Bad Leaver, all Options, whether vested or unvested, will lapse automatically as of the termination.

Notwithstanding the foregoing, the post-termination exercise period with respect to vested Options may be subject to extension in accordance with the terms of any binding agreement or letter by and among the Company or one of its affiliates and the Participant.

“Disability” [is as defined in the LTIP]/[means inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by the company doctor (in Dutch: bedrijfsarts) as appointed in accordance with Dutch statutory law]/[means inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than

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twelve (12) months]/[insert customized language].
Exercise Method

In accordance with Article 8.5, the Participant may elect to satisfy the Exercise Price via (i) cash, wire transfer, or check, (ii) net settlement as described in Article 8.5(a)–(c) of the Plan, or (iii) surrender of Shares as described in Article 8.5(d) of the Plan.

1.4
The Participant grants an irrevocable power of attorney to the Company, with full right of substitution, to perform on the Participant’s behalf all acts necessary for or conducive to the administration and operation of the Plan, including the following matters (in each case consistent with and subject to the terms of this Plan):

a.
delivery of Plan Shares underlying Awards upon the exercise or settlement of such Awards in accordance with their terms;

b.
effecting a cashless exercise of Awards; and

c.
effecting a cancellation, termination and/or transfer to the Company of Awards in case the Participant would become a Bad Leaver.

1.5
The power of attorney granted above also extends to the performance of acts of disposition (beschikkingshandelingen). The Company may act as counterparty of the Participant when acting under such power of attorney.

1.6
This agreement shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with this agreement shall be resolved in accordance with the dispute resolution provisions of the Plan.

1.7
With respect to any U.S. Participant, this Option is subject to the terms of the Plan as supplemented by the Annex A to the Plan. Further, with respect to any U.S. Participant who is an Employee, this Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code to the maximum extent permitted under the Code.

_____________________________

NewAmsterdam Pharma Company N.V.

Name :

Title :

_____________________________

[Participant]